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                                                                     Exhibit 5.1

                    [Letterhead of Conyers Dill & Pearman]

DWPC/siw/309064/d.331411

14 March 1997

LaSalle Re Holdings Limited
25 Church Street
Hamilton, Bermuda

Dear Sirs:

RE: LASALLE RE HOLDINGS LIMITED (THE "COMPANY")

We have acted as special legal counsel in Bermuda to the Company in connection with the preparation of a registration statement on Form S-3 Registration No. 333-23273 (the "Registration Statement") relating to the registration of an offering (the "Offering") of up to 3,000,000 Series A Preferred Shares of the Company (the "Series A Preferred Shares").

For the purposes of giving this opinion, we have examined the Registration Statement, copies of minutes of the Company's board of directors and of its shareholders, and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies of documents (whether or not certified), (b) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (c) the authority of all persons signing any documents reviewed by us, (d) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein.

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                                      -2-

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1. the Series A Preferred Shares to be offered pursuant to the Offering, when issued by the Company and paid for in accordance with the terms of the Offering, will be legally issued, fully paid and non-assessable;

2. the discussions set forth under the headings "Certain Tax Considerations - Taxation of the Company and its Subsidiaries - Bermuda" and "Certain Tax Considerations - Taxation of Shareholders - Bermuda Taxation" accurately reflect our opinion with respect to the matters set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the sections entitled "Certain Tax Considerations" and "Legal Matters" in the Registration Statement.


Yours faithfully,
CONYERS DILL & PEARMAN
/s/Conyers Dill & Pearman